Exhibit 99.1
P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Duncan Energy Partners Reports Increased
Results for Third Quarter 2009

Houston, Texas (October 28, 2009) – Duncan Energy Partners L.P. (NYSE: DEP) today announced its financial and operating results for the three and nine months ended September 30, 2009.  The partnership reported a 134 percent increase in net income attributable to Duncan Energy Partners of $24.8 million, or $0.43 per common unit on a fully diluted basis, for the third quarter of 2009 compared to $10.6 million, or $0.18 per common unit on a fully diluted basis, for the third quarter of 2008.  The primary reason for the quarter-to-quarter increase in net income attributable to Duncan Energy Partners was earnings of $15.7 million from ownership interests in midstream businesses DEP acquired from Enterprise Products Partners L.P. (“Enterprise”) in December 2008 (the “DEP II Midstream Businesses”).

The partnership’s share of the distributable cash flow of its operating subsidiaries increased to $34.6 million for the third quarter of 2009 from $7.6 million for the third quarter of 2008, primarily due to its $21.6 million share of distributable cash flow from the DEP II Midstream Businesses.  This is the third consecutive quarter that Duncan Energy Partners has received this level of cash distributions from the DEP II Midstream Businesses, and based on the partnership’s current level of ownership and the operating results of these businesses, it expects to receive at least $22 million from these businesses each quarter.

On October 15, 2009, the Board of Directors of Duncan Energy Partners’ general partner declared an increase in the quarterly cash distribution rate payable to partners with respect to the third quarter of 2009 to $0.44 per common unit, or $1.76 per unit on an annualized basis.  This represents a 4.8 percent increase over the $0.42 per unit that was paid with respect to the third quarter of 2008.  The partnership’s share of distributable cash flow for the third quarter of 2009 provides approximately 1.4 times coverage of the cash distribution to be paid to common unitholders on November 5, 2009.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable U.S. GAAP financial measure, which is net cash flows provided by operating activities.

“Our strong financial results this quarter were driven by the earnings and cash flow generated by all of our businesses, which enabled our partnership to increase its cash distribution for the fourth consecutive quarter,” said Richard H. Bachmann, president and chief executive officer of the general partner of Duncan Energy Partners. “The additional cash flow expected from the Sherman Extension pipeline that began commercial operations this quarter will provide a solid base of cash flows to support future increases in cash distributions to our partners, while continuing to provide solid coverage from distributable cash flow.”

Review of Segment Quarterly Performance

Since Duncan Energy Partners consolidates the financial results of its controlled operating subsidiaries, the following discussion of segment results reports gross operating margin and volumes on a 100 percent basis, even though the partnership owns less than 100 percent of these businesses. Gross operating margin is a non-GAAP financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, which is operating income.

Natural Gas Pipelines & Services – Gross operating margin for the third quarter of 2009 was $40.5 million compared to $41.0 million for the third quarter of 2008.  Gross operating margin from the Texas Intrastate System decreased $3.1 million quarter-to-quarter primarily due to lower transportation volumes, a decrease in condensate sales revenues and higher operating expenses, all of which were partially offset by $9.0 million of gross operating margin from the Sherman Extension Pipeline that commenced operations August 1, 2009.  Increased transportation volumes and lower pipeline integrity costs on the Acadian Pipeline System, and higher firm storage reservation fees from the partnership’s Wilson natural gas storage facility together generated a $2.6 million quarter-to-quarter increase in gross operating margin.

Total natural gas throughput volumes averaged 4.69 trillion British thermal units per day (“TBtus/d”) in the third quarter of 2009 compared to 4.74 TBtus/d in the third quarter of 2008.

NGL Pipelines & Services – Gross operating margin for the third quarter of 2009 increased to $28.3 million from $20.2 million for the third quarter of 2008.  Net of operational measurement gains associated with the partnership’s Mont Belvieu NGL and petrochemical storage facility that are allocated to Enterprise through noncontrolling interest, gross operating margin increased 44 percent to $27.5 million for the third quarter of 2009 compared to $19.1 million for the third quarter of 2008.  The quarter-to-quarter increase in gross operating margin was primarily due to higher storage revenues attributable to increased storage fees and volumes and decreased operating expenses.

NGL transportation volumes decreased to 105 thousand barrels per day (“MBPD”) in the third quarter of 2009 from 115 MBPD in the third quarter of 2008.  NGL fractionation volumes also decreased this quarter to 74 MBPD from 78 MBPD in the third quarter of 2008.

Petrochemical Services – Gross operating margin for the third quarter of 2009 increased to $2.8 million from $2.5 million reported in the third quarter of 2008, primarily due to increased transportation volumes on the Lou-Tex propylene pipeline.  Total petrochemical transportation volumes averaged 35 MBPD for the third quarter of 2009 versus 33 MBPD for the third quarter of 2008.

Capitalization

Total debt principal outstanding at September 30, 2009 was approximately $463 million. At September 30, 2009, Duncan Energy Partners had total liquidity of approximately $147 million, including unrestricted cash and availability under the partnership’s $300 million revolving credit facility.

Basis of Presentation of Financial Information

In February 2007, Duncan Energy Partners acquired controlling ownership interests in five midstream energy companies (the “DEP I Midstream Businesses”) from Enterprise in a drop down transaction.  In December 2008, Duncan Energy Partners acquired controlling ownership interests in three additional midstream energy companies (the “DEP II Midstream Businesses”) from Enterprise in a second drop down transaction.  Duncan Energy Partners and Enterprise are affiliates under common control of Mr. Dan L. Duncan, the Group Co-Chairman and controlling shareholder of EPCO, Inc.

Prior to the drop down of controlling ownership interests in the DEP I and DEP II Midstream Businesses to Duncan Energy Partners, Enterprise owned these businesses and directed their respective activities for all periods presented (to the extent such businesses were in existence during such periods).  Each of the drop down transactions was accounted for at Enterprise’s historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests.  On a standalone basis, Duncan Energy Partners did not own any assets prior to February 2007.

References to the “former owners” of the DEP I and DEP II Midstream Businesses in the accompanying financial statements represent the ownership of Enterprise in these businesses prior to the related drop down transactions.  References to “Duncan Energy Partners” mean the partnership and its consolidated subsidiaries since February 2007.

Exhibit B to this press release provides supplemental financial information to assist investors and other users of our financial statements in understanding the principal sources and uses of cash flows of Duncan Energy Partners L.P., which for purposes of the presentation includes DEP Operating Partnership L.P., on a standalone basis.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of gross operating margin and distributable cash flow.  The exhibits accompanying this press release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the profitability of our consolidated operations.  This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results.  The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as consolidated operating income before (1) depreciation, amortization and accretion expense; (2) gains and losses from asset sales and related transactions; and (3) general and administrative expenses.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, extraordinary charges, the cumulative effect of changes in accounting principles and earnings attributable to noncontrolling interest.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of any intersegment and intrasegment transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.

Distributable cash flow.  The partnership’s distributable cash flow is a useful non-GAAP measure of liquidity that approximates the amount of cash flow that Duncan Energy Partners could pay its unitholders each period before any reserves established by its general partner.  We define the partnership’s distributable cash flow as the sum of its share of the distributable cash flow of the DEP I and DEP II Midstream Businesses, less any incremental expenses of the partnership on a standalone basis (e.g., interest expense and general and administrative costs).

In general, we define the distributable cash flow of our operating subsidiaries as their net income or loss adjusted for (1) the addition of depreciation, amortization and accretion expense; (2) the addition of cash distributions received from unconsolidated affiliates, if any, less equity earnings; (3) the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations; (4) the addition of losses or subtraction of gains relating to the sale of assets and related transactions; (5) the addition of cash proceeds from the sale of assets and related transactions; (6) the addition of losses or subtraction of gains from the monetization of financial instruments recorded in accumulated other comprehensive income (loss), if any, less related amortization of such amounts to earnings; and (7) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

Management compares the partnership’s distributable cash flow to the cash distributions we expect to pay our partners.  Using this data, management computes our distribution coverage ratio.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield, which is based on the amount of cash distributions a partnership pays to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Third Quarter 2009 Earnings Conference Call

Management for Duncan Energy Partners will discuss third quarter results during Enterprise’s earnings conference call with analysts and investors scheduled for 9 a.m. CDT today.  The call will be broadcast live over the Internet and may be accessed by visiting the partnership's website at www.deplp.com.

Company Information and Use of Forward Looking Statements

Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to NGL fractionation (or separation), transportation and storage and petrochemical transportation and storage.  Duncan Energy Partners owns interests in assets located primarily in Texas and Louisiana, including interests in approximately 9,200 miles of natural gas pipelines with a transportation capacity aggregating approximately 6.8 billion cubic feet (“Bcf”) per day; more than 1,600 miles of NGL and petrochemical pipelines featuring access to the world’s largest fractionation complex at Mont Belvieu, Texas; two NGL fractionation facilities located in south Texas; approximately 18 million barrels (“MMBbls”) of leased NGL storage capacity; 8.5 Bcf of leased natural gas storage capacity; and 34 underground salt dome caverns with more than 100 MMBbls of NGL storage capacity at Mont Belvieu.  Duncan Energy Partners is managed by its general partner, DEP Holdings, LLC, which is a wholly-owned subsidiary of Enterprise.  Additional information about Duncan Energy Partners is available online at www.deplp.com.

This news release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, governmental regulations and factors discussed in the partnership’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812
Rick Rainey, Media Relations, (713) 381-3635

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Exhibit A
Duncan Energy Partners L.P.
Distributable Cash Flow (“DCF”) Summary - UNAUDITED
For the Three Months and Nine Months Ended September 30, 2009 and 2008
(Amounts in millions, except per unit amounts)

The following table presents Duncan Energy Partners’ share of the distributable cash flow of the DEP I and DEP II Midstream Businesses.  The line captioned “Duncan Energy Partners L.P. standalone expenses, net” primarily represents interest costs and general and administrative expenses of the partnership itself, exclusive of any such amounts attributed to its operating subsidiaries (i.e., the DEP I and DEP II Midstream Businesses).

We calculate the distribution coverage ratio by dividing “Distributable cash flow, net to limited partners” by the average number of distribution-bearing units outstanding, and further by the declared distribution rate per unit for the period indicated.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Distributable Cash Flow Summary:

DCF of DEP I Midstream Businesses	$15.9	$9.9	$40.8	$36.0
DCF of DEP II Midstream Businesses	21.6	--	64.9	--
Duncan Energy Partners L.P. standalone expenses, net	(2.9)	(2.3)	(9.3)	(8.7)
Total Duncan Energy Partners L.P. distributable cash flow	34.6	7.6	96.4	27.3
Less: Distributions to our general partner	(0.1)	(0.1)	(0.5)	(0.5)
Distributable cash flow, net to limited partners	$34.5	$7.5	$95.9	$26.8

Average distribution-bearing units outstanding (in millions)	57.7	20.3	57.7	20.3

Distributable cash flow coverage:
Declared distribution rate per unit	$0.4400	$0.4200	$1.3050	$1.2500
Distribution coverage ratio	1.36x	0.88x	1.27x	1.06x

Exhibit B
Duncan Energy Partners L.P.
Supplemental Standalone Financial Information - UNAUDITED
For the Periods Indicated
(Amounts in millions)

The following selected financial information is being provided to assist investors and other users of our financial statements in understanding the principal sources and uses of cash flows of Duncan Energy Partners L.P., which for purposes of this presentation includes DEP Operating Partnership L.P. (“DEP OLP”), on a standalone basis.  Duncan Energy Partners L.P. has no operations apart from its investments in the DEP I and DEP II Midstream Businesses.

For purposes of this presentation, we have listed amounts pertaining to the DEP I Midstream Businesses apart from those relating to the DEP II Midstream Businesses.  This information is not recast to include amounts attributable to the former owners of the DEP II Midstream Businesses.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Selected income statement information:
Equity earnings - DEP I Midstream Businesses	$12.4	$6.2	$32.2	$25.5
Equity earnings - DEP II Midstream Businesses	$15.7	$--	$46.4	$--
General and administrative costs	$0.1	$(0.4)	$0.3	$0.8
Interest expense	$3.2	$2.8	$10.4	$8.3
Net income attributable to Duncan Energy Partners L.P.	$24.8	$3.8	$67.9	$16.4
Selected cash flow statement information:
Cash distributions received from DEP I Midstream Businesses	$12.5	$15.5	$40.1	$71.8
Cash distributions received from DEP II Midstream Businesses	$21.9	$--	$60.7	$--
Investments in DEP I Midstream Businesses:
Post-DEP I dropdown transactions	$--	$9.6	$1.8	$50.2
Proceeds from the issuance of common units:
Amounts received in connection with June 2009 equity offering (1)	$14.2	$--	$137.4	$--
Repurchase of common units from EPO using proceeds from equity offering	$14.5	$--	$137.4	$--
Cash distributions to partners	$25.2	$8.7	$63.3	$25.7
Net borrowings (repayments) under loan agreements	$(4.0)	$4.0	$(21.5)	$12.0
Selected balance sheet information at each period end:
Investment in DEP I Midstream Businesses	$506.6	$519.1	$506.6	$519.1
Investment in DEP II Midstream Businesses	$717.6	$--	$717.6	$--
Long-term debt	$462.8	$212.0	$462.8	$212.0
Partners’ equity	$762.7	$305.1	$762.7	$305.1
_______________________
(1)
Amount presented for the three months ended September 30, 2009 reflects proceeds received in July 2009 due to the underwriters in the June 2009 equity offering exercising their option to acquire an additional 943,400 common units.

Exhibit C
Duncan Energy Partners L.P.
Statements of Consolidated Operations – UNAUDITED
For the Three and Nine Months Ended September 30, 2009 and 2008
(Dollars in millions, except per unit amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue	$244.6	$432.2	$728.1	$1,274.6
Costs and expenses:
Operating costs and expenses	220.8	409.4	675.7	1,205.6
General and administrative costs	3.2	4.4	8.8	14.1
Total costs and expenses	224.0	413.8	684.5	1,219.7
Equity in income of Evangeline	0.5	0.3	1.0	0.7
Operating income	21.1	18.7	44.6	55.6
Other income (expense):
Interest expense	(3.4)	(2.8)	(10.6)	(8.3)
Interest income	--	0.1	0.1	0.4
Total other expense	(3.4)	(2.7)	(10.5)	(7.9)
Income before provision for income taxes	17.7	16.0	34.1	47.7
Benefit from (provision for) income taxes	0.1	(1.0)	(0.8)	(1.1)
Net income	17.8	15.0	33.3	46.6
Net loss (income) attributable to noncontrolling interest:
DEP I Midstream Businesses - Parent	(5.7)	(4.4)	(10.3)	(9.4)
DEP II Midstream Businesses - Parent	12.7	--	44.9	--
Total net loss (income) attributable to noncontrolling interest	7.0	(4.4)	34.6	(9.4)
Net income attributable to Duncan Energy Partners L.P.	$24.8	$10.6	$67.9	$37.2

Allocation of net income attributable to Duncan Energy Partners L.P.:
Duncan Energy Partners L.P.:
Limited partners	$24.6	$3.7	$67.4	$16.1
General partner	$0.2	$0.1	$0.5	$0.3
Former owner of DEP II Midstream Businesses		$6.8		$20.8

Per unit data (fully diluted):
Net income per unit	$0.43	$0.18	$1.17	$0.79
Average LP units outstanding (in millions)	57.7	20.3	57.7	20.3

Other financial data:
Net cash flows provided by operating activities	$54.9	$44.9	$137.3	$114.1
Cash used in investing activities	$79.0	$122.2	$302.2	$547.5
Cash provided by financing activities	$39.6	$76.8	$183.8	$444.1
Distributable cash flow (see Exhibit A)	$34.6	$7.6	$96.4	$27.3
Depreciation, amortization and accretion (100% basis)	$47.9	$41.8	$139.1	$124.4
Total debt principal outstanding at end of period	$462.8	$212.0	$462.8	$212.0

Exhibit D
Duncan Energy Partners L.P.
Selected Financial & Operating Data - UNAUDITED
For the Three and Nine Months Ended September 30, 2009 and 2008
 (Dollars in millions, operating data as noted)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Gross operating margin by segment:
Natural Gas Pipelines & Services	$40.5	$41.0	$109.5	$125.7
NGL Pipelines & Services	28.3	20.2	73.3	57.7
Petrochemical Services	2.8	2.5	7.9	8.8
Total gross operating margin	71.6	63.7	190.7	192.2
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Depreciation, amortization and accretion in operating costs and expenses	(47.4)	(41.2)	(137.7)	(123.6)
Gain from asset sales and related transactions	0.1	0.6	0.4	1.1
General and administrative costs	(3.2)	(4.4)	(8.8)	(14.1)
Operating income	$21.1	$18.7	$44.6	$55.6

Selected operating data:
Natural Gas Pipelines & Services, net:
Natural gas throughput volumes (BBtus/d)	4,693	4,742	4,746	4,662
NGL Pipelines & Services:
Pipeline throughput volumes (MBPD)	105	115	109	126
Fractionation volumes (MBPD)	74	78	77	80
Petrochemical Services:
Petrochemical throughput volumes (MBPD)	35	33	28	38

Net loss (income) attributable to noncontrolling interest:
DEP I Midstream Businesses - Parent:
Mont Belvieu Caverns	$(2.8)	$(2.1)	$(3.2)	$(0.2)
Acadian Gas	(1.3)	(0.7)	(2.3)	(3.6)
Lou-Tex Propylene	(0.5)	(0.4)	(1.3)	(1.8)
Sabine Propylene	(0.1)	(0.1)	(0.5)	(0.3)
South Texas NGL	(1.0)	(1.1)	(3.0)	(3.5)
Total DEP I Midstream Businesses - Parent	$(5.7)	$(4.4)	$(10.3)	$(9.4)
DEP II Midstream Businesses - Parent:
Enterprise Texas	$9.8	$--	$33.1	$--
Enterprise GC	1.1	--	6.6	--
Enterprise Intrastate	1.8	--	5.2	--
Total DEP II Midstream Businesses - Parent	$12.7	$--	$44.9	$--
Total net loss (income) attributable to noncontrolling interest	$7.0	$(4.4)	$34.6	$(9.4)

 Exhibit E
Duncan Energy Partners L.P.
Reconciliation of DCF to Net Cash Flows Provided by Operating Activities - UNAUDITED
For the Three and Nine Months Ended September 30, 2009 and 2008
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Total Duncan Energy Partners L.P. distributable cash flow	$34.6	$7.6	$96.4	$27.3
Adjustments to distributable cash flow to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Proceeds from asset sales and related transactions	(0.5)	(0.2)	(0.9)	(0.6)
Sustaining capital expenditures:
DEP I Midstream Businesses	2.8	3.3	10.1	9.1
DEP II Midstream Businesses	11.0	10.2	26.8	29.4
Other sustaining capital expenditures	--	--	0.1	--
Noncontrolling interest share of distributable cash flow:
DEP I Midstream Businesses - Parent	9.0	6.2	19.2	14.9
DEP II Midstream Businesses - Parent	7.8	--	18.7	--
Distributable cash flow of DEP II Midstream Businesses allocated to EPO (as former owner) for periods prior to December 8, 2008	--	29.9	--	85.2
Cash expenditures for asset abandonment activities	--	0.6	--	5.3
Hurricane Ike and Gustav property damage repair accruals and cash paid, net	--	(0.9)	0.3	(0.9)
Net effect of changes in operating accounts	(9.8)	(11.8)	(33.4)	(55.6)
Net cash flows provided by operating activities	$54.9	$44.9	$137.3	$114.1